Exhibit 21.1
List of Subsidiaries

	Jurisdiction or State of	Names Under Which
Subsidiaries	Incorporation	Subsidiary Does Business (1)
Pinnacle National Bank (2)	Tennessee

PFP Title Company (3)	Tennessee

Pinnacle Community Development Corporation (3)	Tennessee

PNFP Statutory Trust I (4)	Connecticut

PNFP Statutory Trust II (4)	Delaware

PNFP Statutory Trust III (4)	Connecticut

PNFP Statutory Trust IV (4)	Delaware

PNFP Holdings, Inc. (5)	Nevada

PNFP Properties, Inc. (6)	Maryland

Pinnacle Advisory Services, Inc. (7)	Tennessee

Pinnacle Credit Enhancement Holdings, Inc. (7)	Tennessee

Pinnacle Rutherford Real Estate, Inc. (3)	Tennessee

Pinnacle Nashville Real Estate, Inc. (3)	Tennessee

Pinnacle Rutherford Towers, Inc.(3)	Tennessee

Pinnacle Service Company, Inc.(3)	Tennessee

PNFP Insurance, Inc.(7)	Nevada

1.	Unless otherwise noted, each Subsidiary only does business under its legal name as set forth under the heading “Subsidiaries.”

2.	As a national bank, Pinnacle National Bank is organized under the federal laws of the United States of America.

3.	PFP Title Company, Pinnacle Community Development Corporation, Pinnacle Rutherford Real Estate, Inc., Pinnacle Nashville Real Estate, Inc., Pinnacle Rutherford Towers, Inc. and Pinnacle Service Company, Inc. are wholly-owned subsidiaries of Pinnacle National Bank.

4.	PNFP Statutory Trust I, PNFP Statutory Trust II, PNFP Statutory Trust III and Statutory Trust IV are statutory business trusts which were established to issue capital trust preferred securities.

5.	PNFP Holdings, Inc. is a wholly-owned subsidiary of PFP Title Company.

6.	PNFP Properties, Inc. is a wholly-owned subsidiary of PNFP Holdings, Inc.

7.	Pinnacle Advisory Services, Inc., Pinnacle Credit Enhancement Holdings, Inc. and PNFP Insurance, Inc. are wholly owned subsidiaries of Pinnacle Financial Partners, Inc.